Exhibit 99.1

XOS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 and Comparative Periods

i

Xos, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2021 (Unaudited)	December 31, 2020 (Audited)
Assets
Cash and cash equivalents	$23,617	$10,359
Accounts receivable, net	800	408
Inventories	6,808	1,867
Other current assets	1,753	56
Total current assets	32,978	12,690
Property and equipment, net	1,406	1,084
Total Assets	$34,384	$13,774

Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit

Accounts payable	$587	$1,168
Current portion of equipment loans payable	130	142
Current portion of convertible notes payable	–	18,360
Current portion derivative liability	–	6,394
Current portion of SAFE notes payable	–	30
Warrant liability	3,138	1,707
Other current liabilities	3,251	5,142
Total current liabilities	7,106	32,943
Equipment loans payable, net of current portion	101	166
Total Liabilities	7,207	33,109
Commitment and Contingencies

Convertible Preferred Stock – $0.0001 par value Series A – 27,041 shares authorized, 26,722 and 1,412 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively.	76,998	7,862

Stockholders’ Deficit
Common stock $0.0001 par value, 65,794 authorized shares, 37,002 and 36,943 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively.	4	4
Additional paid in capital	677	293
Accumulated deficit	(50,502)	(27,494)
Total Stockholders’ Deficit	(49,821)	(27,197)
Total Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit	$34,384	$13,774

See Notes to Unaudited Condensed Consolidated Financial Statements

Xos, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$596	$397	$1,389	$573
Cost of Goods Sold	585	190	1,257	478
Gross Profit	11	207	132	95

Operating Expenses
Research and development	1,406	1,613	3,630	1,713
Sales and marketing	106	22	151	77
General and administrative	6,062	1,120	9,369	1,924
Depreciation	291	148	380	148
Total Operating Expenses	7,865	2,903	13,530	3,862

Loss from Operations	(7,854)	(2,696)	(13,398)	(3,767)

Other Income (Expenses)
Interest expense	(5)	(1,153)	(13)	(1,319)
Change in fair value of derivatives	(1,430)	–	4,964	–
Write-off of subscription receivable	–	–	(379)	–
Realized loss on debt extinguishment	–	–	(14,104)	–
Miscellaneous	131	4	(78)	4
Total Other Income (Expenses)	(1,304)	(1,149)	(9,610)	(1,315)

Net Loss	$(9,158)	$(3,845)	$(23,008)	$(5,082)

See Notes to Unaudited Condensed Consolidated Financial Statements

Xos, Inc. and Subsidiary

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2019 (audited)	–	$–	36,822	$4	$289	$(10,827)	$(10,534)
Net loss	–	–	–	–	–	(1,237)	(1,237)
Balance at March 31, 2020 (unaudited)	–	–	36,822	4	289	(12,064)	(11,771)
Stock options exercised	–	–	40	–	2	–	2
Stock based compensation expense	–	–	–	–	4	–	4
Net loss	–	–	–	–	–	(3,845)	(3,845)
Balance at June 30, 2020 (unaudited)	–	$–	36,862	$4	$295	$(15,909)	$(15,610)

Balance at December 31, 2020 (audited)	1,412	7,862	36,943	4	293	(27,494)	(27,197)
Payment of subscription receivable	–	2,430	–	–	379	–	379
Issuance of preferred shares	3,740	31,788	–	–	–	–	–
Conversion of notes payable	21,570	34,918	–	–	–	–	–
Stock options exercised	–	–	105	–	3	–	3
Shares repurchased and retired	–	–	(48)	–	(1)	–	(1)
Stock based compensation expense	–	–	–	–	2	–	2
Net loss	–	–	–	–	–	(13,850)	(13,850)
Balance at March 31, 2021 (unaudited)	26,722	76,998	37,000	4	676	(41,344)	(40,664)
Stock based compensation expense	–	–	–	–	1	–	1
Stock options exercised	–	–	2	–	–	–	–
Net loss	–	–	–	–	–	(9,158)	(9,158)
Balance at June 30, 2021 (unaudited)	26,722	$76,998	37,002	$4	$677	$(50,502)	$(49,821)

See Notes to Unaudited Condensed Consolidated Financial Statements

Xos, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2021	2020

OPERATING ACTIVITIES:
Net loss	$(23,008)	$(5,082)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	380	148
Non-cash interest expense	–	1,319
Change in fair value of derivatives	(4,964)	–
Write-off of subscription receivable	379	–
Realized loss on extinguishment of debt	14,104	–
Stock-based compensation expense	3	8
Changes in operating assets and liabilities:
Accounts receivable	(392)	(322)
Inventories	(4,941)	319
Other current assets	(1,697)	(315)
Other assets	–	(383)
Accounts payable	(581)	(715)
Other current liabilities	564	983
Net cash used in operating activities	(20,153)	(4,040)

INVESTING ACTIVITY:
Purchases of property and equipment	(702)	(143)
Net cash used in investing activity	(702)	(143)

FINANCING ACTIVITIES:
Proceeds from issuance of convertible preferred shares	31,757	–
Collection of subscription receivable on preferred shares	2,430	–
Proceeds from issuance of convertible notes	–	13,076
Principal payment of equipment loans	(77)	(40)
Proceeds from stock option exercises	3	–
Net cash provided by financing activities	34,113	13,036

Net increase in cash and cash equivalents	13,258	8,853
Cash and cash equivalents, beginning of period	10,359	19
Cash and cash equivalents, end of period	$23,617	$8,872

Supplemental disclosure of non-cash financing activities:
Conversion of notes payable to redeemable convertible preferred stock:
Issuance of redeemable convertible preferred stock	$34,918	$–
Conversion of interest payable on convertible notes	$2,453	$–
Fair value adjustment of related party debt at conversion	$3,763	$–
Conversion of notes payable into preferred stock	$21,540	$–

See Notes to Unaudited Condensed Consolidated Financial Statements

Xos, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Description of Business

Xos, Inc. and Subsidiary (collectively, the “Company” or “Xos”) designs and develops fully electric battery mobility systems specifically for commercial fleets. The Company’s primary focus is on Class 5 - 8 vehicles that travel on ‘last mile’ routes (ie. less than 200 miles a day and on predictable routes). Rivordak, Inc. (“Rivordak”) is the sole subsidiary of Xos, Inc. and holds a dealership license to re-sell Xos vehicles to fleet customers. In combination, Xos and Rivordak made up 100% of the operations of the Company.

On February 22, 2021, the Company announced its definitive business combination agreement (“BCA”) with NextGen Acquisition Corporation (“NextGen”), a special purpose acquisition company (“SPAC”). This transaction, which was consummated on August 20, 2021, will result in a reverse merger whereby the Company becomes a publicly traded entity on the NASDAQ stock exchange.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (ie, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.

Risks and Uncertainties

Global Pandemic and Coronavirus Response: On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the areas in which the Company operates.

As the coronavirus pandemic continues to evolve, the Company believes the extent of the impact to its business, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the coronavirus pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. Those primary drivers are beyond the Company’s knowledge and control, and as a result, at this time the Company is unable to predict the cumulative impact, both in terms of severity and duration, that the coronavirus pandemic will have on its business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. Although the Company has used the best current information available in its estimates, actual results could materially differ from the estimates and assumptions developed by management.

Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, the Company may be subject to future impairment losses related to long-lived assets as well as changes to recorded reserves and valuations.

Semiconductor Chip Shortage: As a result of the global pandemic, the silicon semiconductor industry has experienced a shortage in supply and ability to meet customer demand. This shortage has led to lead-times of semiconductor chips and components to increase since the beginning of 2020. Should shortages continue to be experienced, the Company may not be able to find suitable alternative vendors and will experience issues procuring inventory to meet production schedules and demand.

Xos, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

The following is a summary of the significant accounting policies consistently applied in the preparation of the accompanying unaudited condensed consolidated financial statements:

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and Article 8 of Regulation S-X. They do not include all of the information and footnotes required by U.S. GAAP for complete audited financial statements. The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Rivordak. All significant intercompany accounts and transactions have been eliminated in consolidation.

In the opinion of management, all adjustments (primarily consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2020, 2019 and 2018.

Liquidity

The Company’s unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the Company’s ability to meet its obligations over the next twelve months of operations in the normal course of business from expected issuance of these financial statements. As an early-stage company, the Company has experienced negative cash flows from its operations since inception. The Company will require additional capital raises in order to continue the research and development of its electric vehicle products and scale its manufacturing operations to meet anticipated demand. Management is working to raise additional capital through various potential options, including but not limited to, equity and debt financings, and strategic alliances.

In December 2020, the Company executed a Series A financing, resulting in the receipt of $12 million in cash and subscription receivables as of year-end, with an additional $31.8 million received in January and February 2021. As part of this financing, the Company also converted all of its convertible debt and related accrued interest to additional shares of preferred stock in January 2021.

Also, as discussed previously, the Company’s merger with its SPAC partner, NextGen, was consummated on August 20, 2021. The completion of the Business Combination generated the combined Company in $216.7 million cash, net of actual transaction costs and redemptions.

Should the Company not be able to raise additional financing to address its forecasted cash requirements, management notes that certain projected expenses could be eliminated including certain capital expenditures, research and development projects, and currently scheduled scaling of staffing would be reduced or eliminated.

Management has projected that these options, along with the cash raised from the 2020 Series A financing and the reduced debt load from the debt conversion, would provide the Company enough liquidity to operate for at least the next twelve months from the date that these financial statements were available to be issued.

Xos, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenues and expenses during the reporting periods. The areas with significant estimates and judgments include, among others, share-based compensation, the fair value of the Company’s common and preferred stock, valuation of the convertible notes and the related embedded derivative, SAFE note and warrant liability on Series A preferred stock. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to the Company’s financial statements.

Revenue Recognition

The Company generates revenue from the sale of its electric battery fleet of commercial vehicles and electric battery drive systems, the licensing of its software systems, and warranty contracts. There were no warranty contracts as of June 30, 2021.

The Company recognizes revenue consisting of product sales, inclusive of shipping and handling charges, net of estimates for customer allowances. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products. All revenue is recognized when the Company satisfies its performance obligations under the contract. Any deposits from customers represent contract liabilities. The Company recognizes revenue by transferring the promised products to the customer, with the revenue recognized at the point in time the customer takes control of the products. The Company recognizes revenue for shipping and handling charges at the time the products are delivered to or picked up by the customer. The majority of its contracts have a single performance obligation, which is met at the point in time that the product is delivered, and title passes to the customer, and are short term in nature.

Inventories

Inventories consisted of parts and work-in-progress inventories. As of June 30, 2021 and December 31, 2020, inventory balance amounted to $6.8 million and $1.9 million, respectively. The Company had no finished goods inventory as of these dates.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures, clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability.

U.S. GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. As presented in the tables below, this hierarchy consists of three broad levels:

●	Level 1: Quoted prices in active markets for identical assets and liabilities.
●	Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.
●	Level 3: Significant inputs to the valuation model are unobservable.

The Company’s financial instruments consist primarily of cash, accounts receivable, warrant associated with convertible preferred stock, convertible notes and the associated derivative liability. The fair value of cash and accounts receivable approximates carrying value due to their short-term maturity.

As required by ASC 820, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. Derivative financial instruments which are required to be measured at fair value on a recurring basis are measured at fair value using Level 3 inputs for all periods presented. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

There were no transfers into or out of Level 3 during the three and six months ending June 30, 2021 and 2020.

Xos, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Share-based Compensation

The Company accounts for share-based compensation in accordance with ASC 718, Compensation — Stock Compensation, under which shared based payments that involve the issuance of common stock to employees and non-employees and meet the criteria for equity-classified awards are recognized in the financial statements as compensation expense based on the fair value on the date of grant.

The Company issues stock option awards to both employees and non-employees. The Company allows employees to exercise options prior to vesting. The Company records a liability for options exercised but not vested. The liability is relieved when the options vest. If the employee leaves the Company before vesting, the unvested shares can be repurchased.

The Company estimates the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. Each of the Black-Scholes inputs generally require significant judgement, including the assumptions discussed below.

●	Fair value of common stock – given the absence of a publicly traded market, the Board considers various subjective factors to determine the fair value of the Company’s common stock at each meeting awards were approved. These factors include but are not limited to contemporaneous third-party valuations of its common stock, the lack of marketability of common stock and the likelihood of achieving a liquidity event such as an IPO or sale of the Company.

●	Expected term – the expected term represents the period that the Company’s stock options are expected to be outstanding and is determined based on the “simplified” method, as prescribed in SEC Staff Accounting Bulletin (SAB) No. 107. The expected term of nonemployee options is equal to the contractual term.

●	Risk-free rate – the risk-free interest rate is based on the interest rate payable on the U.S. Treasury securities with an equivalent expected term of the options.

●	Expected volatility – the Company determines the price volatility factor based on the historical volatilities of several publicly listed peer companies as the Company does not have trading history for its common stock.

●	Expected dividend yield – the expected dividend yield assumption is based on the Company’s current expectations about its anticipated dividend policy.

Xos, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

Recent accounting pronouncements issued and adopted:

ASC 718 Compensation – Stock Compensation: In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation, as part of its simplification initiative to identify and refine areas where cost and complexity can be refined while providing more useful information to users of financial statements. The new guidance requires equity classified share-based payment awards issued to nonemployees to be measured on the grant date, instead of being re-measured through the performance completion date under the previous guidance.

The Company adopted ASU 2018-07 as part of its issuance and implementation of its 2018 Employee Stock Option Plan.

Recent accounting pronouncements issued and not yet adopted:

ASC 842, Leases: In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), as subsequently amended, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors), and replaces the existing guidance in ASC 840, Leases. The new standard also requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. The Company is required to adopt the standard on January 1, 2022 and is currently evaluating the full impact that ASU 2016-02 will have on the financial statements and related disclosures.

The adoption of the new lease standard on January 1, 2022 will likely have a material impact on the Company’s consolidated financial statements; the most significant of which would be the recognition of ROU assets and lease liabilities for operating leases on the consolidated balance sheet.

Note 3. Convertible Notes

During the calendar years 2016 through 2020, the Company issued approximately $21.5 million of convertible notes, with maturities ranging from less than year to ten years from issuance date. These convertible notes were to be automatically converted upon the Company obtaining additional equity financing, or in some cases, a change in control. Proceeds from the converted notes’ issuances were primarily used to fund the Company’s operations. As of June 30, 2021, the Company converted all of the convertible notes to the Company’s preferred stock.

At December 31, 2020, the carrying value of the convertible debt, which approximates fair value, was as follows (in thousands):

Convertible notes, current portion	$21,540
Debt discount recognized	(4,884)
Debt discount amortized	1,704
Net convertible notes, current portion	$18,360

All of the converted notes bore simple interest at a rate of 8%. Interest on the notes was accumulated until the earlier of maturity or a transaction that triggered exercise of the conversion feature. All of the notes were unsecured and had varying maturity dates, as described below.

For disclosure purposes, management has divided the convertible notes into three groups:

Group 1 Converted notes

Group 1 converted notes consisted of notes with an aggregated issue amount of $6.4 million, with ten year maturities ranging from December 2026 to July 2029, and that provide for two distinct resolutions: (a) payment of principal and accrued interest in cash at maturity, or (b) conversion to a form of equity interest in the Company at the lesser of (i) eighty percent (80%) to ninety percent (90%) of the per share price of the equity issued in the qualified financing or (ii) a valuation cap divided by a fully diluted capitalization. Principal and accrued interest is payable at the maturity date. The valuation cap ranges from $10,000 to $200,000 and varies by issuance.

The conversion at a discount to the subsequent qualified financing was evaluated as an embedded put feature requiring bifurcation as a separately recorded derivative liability instrument. The conversion based upon the stated valuation cap and fully diluted capitalization was evaluated as a conversion feature and did not require bifurcation as an embedded derivative. This conversion feature had zero intrinsic value on the commitment date. The bifurcated derivative feature of the Group 1 notes was recorded as a debt discount which is amortized to interest expense over the life of the respective converted note. The Company incurred debt discounts totaling $489,000 related to the conversion feature. The unamortized debt discounts at conversion, equaled $1.2 million at conversion and were eliminated upon conversion in accordance with ASC 470.

Xos, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

Group 2 Converted notes

Group 2 converted notes consisted of notes with an aggregated issue amount of $14.1 million, with varying maturities ranging from March 2021 to August 2030, and of varying issuance dates that provide for four distinct resolutions: (a) payment of principal and accrued interest in cash at maturity, (b) conversion to a form of equity interest in the Company issued in a subsequent qualified financing at the lesser of (i) eighty percent (80%) to ninety percent (90%) of the per share price of the equity issued in the qualified financing or (ii) a valuation cap of $60.0 million divided by the fully diluted capitalization, or (c) following certain corporate transactions, including a change in control a settlement in cash at an amount equal to the accrued interest plus three times the principal balance of the note or converted into common stock at a price per share equal to a valuation cap of $60.0 million divided by the fully diluted capitalization, or (d) optionally converted into common stock at maturity at a per share price obtained by dividing $30.0 million valuation cap by the fully diluted capitalization. Principal and accrued interest is payable at the maturity date.

The conversion at a discount to the subsequent qualified financing, and the cash settlement following certain corporate transactions were evaluated as embedded put features requiring bifurcation as a separately recorded derivative instruments. The conversion based upon the stated valuation cap and fully diluted capitalization was evaluated as a conversion feature and did not require bifurcation as an embedded derivative. This conversion feature had zero intrinsic value on the commitment date. The fair value of the bifurcated derivatives of the Group 2 notes was recorded as a debt discount which is amortized to interest expense over the life of the respective converted note. The Company incurred debt discounts totaling $5.2 million. The unamortized debt discounts at conversion, equaled $4.0 million at conversion and were eliminated upon conversion in accordance with ASC 470.

Group 3 Converted Note

The Group 3 converted note is a single note with a $1.0 million issue amount in December 2018, maturing in December 2020. This note was converted in the first quarter of fiscal year 2021 and the noteholder elected to wait for conversion rather than collect the principal and accrued interest amounts. The Group 3 note allowed for payment in cash at maturity or, in the event of a conversion event, a conversion of the principal and accrued interest of the note into two percent (2%) of the outstanding equity of the Company after the conversion transaction.

The conversion into 2% of the outstanding equity was evaluated as a conversion feature and did not require bifurcation as an embedded derivative. This conversion feature had zero intrinsic value on the commitment date, accordingly, no discount on the debt issuance was recorded and no discount had been amortized during the periods under presentation. However, during the fourth quarter of 2020, it became evident that all the converted notes were likely to be exercised and it was possible to determine an intrinsic value of the conversion feature. Accordingly, as of June 30, 2021, the Company recognized a discount on the converted note of $645,000 and an offsetting derivative liability in the same amount. Due to the immediacy of conversion, the discount on the Group 3 note was not amortized.

Note 4. Convertible Preferred Stock

During the fourth quarter of 2020, the Company executed a financing round and issued Series A preferred shares (the “2020 Series A Financing’’). The 2020 Series A Financing included the authorization of 25,794,475 shares of preferred stock in classes A through A-10. Class A was allocated to investors who contributed new money to the Company, while Class A-1 through A-10 were issued in exchange to convertible note holders. As part of this raise, 1,411,764 of preferred Class A shares and one warrant exercisable for 319,411 of preferred Class A shares were issued for aggregate cash proceeds of $9.6 million and a subscription receivable for $2.4 million. During the 1st half of 2021, the Company issued an additional 3,739,846 Class A shares raising $31.8 million in incremental cash proceeds, and the conversion of the $30,000 SAFE Note.

Xos, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

As part of this transaction, the Company converted $21.5 million of convertible notes in principal and $2.5 million in accrued interest into 21,570,308 Preferred shares of Class A-1 through A-10 Company stock. These exchanges from convertible notes into convertible preferred shares included transactions with both related and third parties. The differences between the total carrying value of the converted notes held by third parties and the fair value of the issued preferred shares was recorded as realized loss on debt extinguishment in the condensed consolidated statement of operations.

We have determined the fair value of the issued preferred shares in connection with the note conversion using market rates experienced in other non-related party transactions, through the issuance of Series A shares. As some of the converted third party notes have voting rights and others do not, the fair value of non-voting shares were reduced by 3%.

The rights, preferences and privileges of the convertible preferred stock as of June 30, 2021 were as follows:

●	Conversion – each share of Company Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the original issue price for the applicable share series by (ii) the conversion price applicable to such series of Preferred Stock, as may be adjusted as set forth in the Company’s Restated Certificate of Incorporation. Each share of Preferred Stock is automatically converted into shares of Common Stock at the conversion rate in effect for such series immediately upon the earlier of (i) a qualified public offering, (ii) a special-purpose acquisition vehicle (SPAC) transaction or (iii) the date or occurrence of an event specified by vote, written consent, or agreement of the majority of holders of then-outstanding shares of preferred stock (voting together as a single class on an as-converted basis). Each share of Company Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the original issue price for the applicable share series by (ii) the conversion price applicable to such series of Preferred Stock, as may be adjusted as set forth in the Company’s Restated Certificate of Incorporation. Each share of Preferred Stock is automatically converted into shares of Common Stock at the conversion rate in effect for such series immediately upon the earlier of (i) a qualified public offering, (ii) a special-purpose acquisition vehicle (SPAC) transaction or (iii) the date or occurrence of an event specified by vote, written consent, or agreement of the majority of holders of then-outstanding shares of preferred stock (voting together as a single class on an as-converted basis).

●	Dividends and voting rights – all preferred classes include an 8% non-cumulative dividend rate and include preferential treatment to common shares upon liquidation. Only Class A, A-2, and A-10 contain voting rights. No dividends have been declared or accrued to date.

The total liquidation preference of the issued preferred shares as of June 30, 2021 was $68.1 million.

Since the preferred shares may be redeemed concurrent with deemed liquidation events, but are not mandatorily redeemable, the redeemable preferred shares have been classified as mezzanine equity. The preferred shares have a liquidation preference and ranks senior to the Company’s Common Stock, with respect to any distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The holders of the preferred shares issued (A, A-2, and A-10) have voting rights.

None of the preferred shares issued are registered under the Securities Act. Each of the Stockholders who received shares of Series A Preferred Shares are an accredited investor. The issuance of the shares to Stockholders is exempt from the registration requirements of the Act in reliance on an exemption from registration provided by Section 4(2) of the Act.

Based on the terms of the Series A preferred shares, if certain fundamental transactions were to occur, the Series A Preferred Shares would require redemption, which precludes permanent equity classification on the accompanying consolidated balance sheet.

Xos, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

Note 5. Derivative Instruments

Warrant Liability on Convertible Preferred Stock

In connection with the Series A Financing (see Note 4), the Company issued one warrant to a Series A preferred shareholder, which allows a purchase of up to 319,411 shares of Preferred A stock at an exercise price of $8.50. The warrant is exercisable for 5 years from issuance date and expires on 2025 or earlier upon the consummation of a liquidation event or a SPAC transaction. The Company has classified this Level 3 derivative instrument as a liability, with fair value changes flowing through the consolidated statements of operations.

The Company recognized a warrant liability on its convertible preferred Series A based on its current fair value of $3.1 million and $1.7 million as of June 30, 2021 and December 31, 2020, respectively.

As of June 30, 2021, due to proximity of the expected consummation of the SPAC merger, the valuation of the warrant was determined using the probability weighted expected return method (“PWERM”) framework, incorporating the weighting of likely two (2) scenarios, as described more fully below:

●	Merger/public scenario: 75% probability of occurrence with per share value determined on a discounted basis using post-merger equity value of existing Xos shareholders less expected proceeds from the exercise of the warrant.

●	Private scenario: 25% probability of occurrence with per share value determined based on equal 50-50 weighting of the (i) market approach (ie. average revenue multiples derived from our peer group under the guideline public company method) and (ii) income approach (ie. utilizing the company’s projections under the discounted cashflow method).

As of December 31, 2020, the valuation of the warrant was determined based on Black-Scholes option pricing model utilizing the following assumptions:

Expected dividend yield	0%
Standard deviation of share price	0.80
Expected term	5 years
Risk-free interest rate	0.36%
Grant-date fair value (estimated)	$8.50

Embedded Derivative Liability on Convertible Notes

The convertible notes were principally a debt financial instrument host containing embedded features and for options which would otherwise be required to be bifurcated from the debt hosts and recognized as separate derivative liabilities subject to initial and subsequent periodic estimated fair value measurements under ASC 815. The Company determined that, with the 2020 Series A Financing (see Note 4), the likelihood of the notes converting had risen to a near certainty as of December 31, 2020. Accordingly, the related derivative liability for these notes were revalued assuming a probability of 100% for conversion according to the notes’ terms, causing the associated derivative liability to be valued at $6.4 million as of December 31, 2020.

The fair value of the derivative liability was estimated using a probability weighted assessment of the settlement value. The significant unobservable inputs to the fair value calculation are the estimated probability that settlement will occur as well as the timing of such settlement. These are subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, these techniques are highly volatile and sensitive to changes in inputs. Because derivative financial instruments are initially and subsequently carried at fair values, the Company’s income will reflect the volatility in these estimates and assumption changes. The Company has determined that as a result of the conversion, the probability of settlement occurring increased to 100% and adjusted the fair value of derivative liability accordingly.

The carrying value of the embedded derivative on the convertible notes was recorded as a derivative liability on the consolidated balance sheet. As of December 31, 2020, the embedded derivative liability was presented in the current classification, reflecting the Company’s anticipation of a conversion exercise. As of June 30, 2021, there was no associated balance in the derivative liability as a result of the conversion in conjunction with the Series A Financing. See Note 4 for further details.

Xos, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

Note 6. Share-based Compensation

On November 27, 2018, the Company adopted the 2018 Stock Plan (“the Plan”), which authorized the issuance of up to 16,390,023 shares of common stock to employees, directors, and consultants of the Company, in the form of restricted stock, stock appreciation rights, and stock options. As of June 30, 2021, there were 1,803,165 shares available for issuance pursuant to future grants under the Plan.

The amount and terms of grants are determined by the Board. The stock options granted under the Plan generally expire within 10 years from the date of grant and generally vest over 4 years, at the rate of 25% on the first anniversary of the date of grant and ratably on a monthly basis over the remaining 36-month period thereafter based on continued service.

The Company recognized stock-based compensation expense for the six months ended June 30, 2021, and 2020 totaling approximately $3,000 and $8,000, respectively.

Note 7. SAFE Notes

On October 30, 2020, the Company entered into a SAFE agreement (Simple Agreement for Future Equity) totaling $30,000 issued to Elemental Excelerator.

Conversion or cash-out events: In the event of an equity financing in which the Company issues and sells preferred stock for the purpose of raising capital and upon approval by the Company’s Board of Directors, the SAFE notes will convert into a series of preferred stock of the company. The SAFE Note will convert into a number of shares of preferred stock equal to the quotient obtained by dividing (x) the principal amount of the SAFE by (y) the product of (A) the applicable price per share in the then-applicable financing round and (B) 80%.

SAFE note holders will either receive cash for their notes, or common stock if a liquidity event were to occur before the expiration or termination of the SAFE note. In the event of a dissolution, SAFE note holders will receive the purchase amount, due and payable immediately prior to, or concurrent with, the consummation of the dissolution event. The SAFE note will terminate or expire upon either the issuance of capital stock to the investor, or payment of the amount due to the investor.

Preference upon dissolution: Should the Company dissolve or wind-up operations prior to a conversion or cash-out event, SAFE note holders will be paid back their purchase amount prior to the distribution of assets to common stock investors and concurrent with payments for other Convertible Securities and/or Preferred Stock.

As part of its February 2021 meeting, the Company’s Board approved the conversion of the SAFE note to Class A Preferred shares. The note holder contributed an additional $620,000 in cash and the $30,000 note in exchange for 76,471 preferred shares.

Note 8. Property and Equipment, net

Property and equipment, net consisted of the following at June 30, 2021 and December 30, 2020 (in thousands):

	June 30, 2021	December 31, 2020
Equipment	$1,147	$957
Furniture & fixtures	91	11
Company vehicles	344	320
Leasehold improvements	251	29
Computers, software and related equipment	626	444
Property and equipment, gross	2,459	1,761
Accumulated depreciation	(1,053)	(677)
Property and equipment, net	$1,406	$1,084

Depreciation expense during the three months ended June 30, 2021 and 2020 totaled approximately $291,000 and $148,000, respectively. Depreciation expense during the six months ended June 30, 2021 and 2020 totaled approximately $380,000 and $148,000, respectively.

Xos, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

Note 9. Other Current Liabilities

Other current liabilities consisted of the following at June 30, 2021 and December 30, 2020 (in thousands):

	June 30, 2021	December 31, 2020
Customer deposits	$1,464	$1,837
Accrued expenses	1,461	468
Accrued interest	–	2,453
Others	326	384
Total other current liabilities	$3,251	$5,142

Note 10. Commitments and Contingencies

Operating Leases

The Company leases office space, certain facilities and other equipment under operating lease agreements that expire at various dates. Future minimum payments under non-cancelable operating leases with initial terms of one year or more consisted of the following as of June 30, 2021 (in thousands):

2021 (remaining six months)	$268
2022	1,124
2023	1,158
2024	1,192
2025	1,228
Thereafter	1,370
Total Future Minimum Lease Payments	$6,340

Rent expense totaled $279,000 and $58,000 for the six months ended June 30, 2021 and 2020, respectively. Certain of the Company’s lease agreements contain escalation clauses, and accordingly, the Company straight-lines the rent expense over the lease term.

Legal Contingencies

Legal claims may arise from time to time in the normal course of business, the results of which may have a material effect on the Company’s accompanying consolidated financial statements. As of June 30, 2021, the Company was not a party to any legal proceedings, that individually or in the aggregate, are reasonably expected to have a material adverse effect on the Company’s results of operations, financial condition or cash flows.

Cal Savers Legislation

On September 26, 2016, California governor Jerry Brown signed Senate Bill 1234 implementing a program to address the growing problem of workers not being adequately prepared for retirement. Senate bills 1234 and 923 provided the framework for a state sponsored program that allowed for employees to contribute to a retirement savings program at jobs that did not offer a retirement plan. The legislation required employers to allow employees to contribute to a state sponsored retirement plan or similarly comparable retirement plan or else have the employee opt-out of participating in the plan.

On July 1, 2019, the plan officially launched state-wide with a tiered effective date based on the number of employees. As of June 30, 2021, the Company had more than 100 employees and was therefore required to implement compliance. The Company has finalized the implementation of a standard 401(k) plan for all employees to meet the requirements of Cal Savers. The Company’s Board approved the plan during its June 2021 meeting, and the plan became effective during the month ended June 30, 2021.

Xos, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

Note 11. Related Party Transactions

The Company leases property in North Hollywood, California from the Valley Industrial Properties which is owned by the Sunseeker Trust. The Sunseeker Trust is an irrevocable Trust with the beneficiary being the mother of the CEO, Dakota Semler.

The Company’s trucks utilize Metalsa, a Mexico-based automotive supplier, to provide parts and manufacturing services. Metalsa has an investment in the Company in the form of a convertible note payable which was converted as part of the Company’s Series A Financing. (See Note 3 above)

The Company had a promissory note receivable in the amount of $364,000 due from the COO, Giordano Sordoni. The note was utilized to exercise options provided to him by the Company. Interest is compounded annually at a rate of 2.38%. The note was issued in the amount of $364,000 on June 24, 2019, and the full balance and interest as of December 31, 2020 was forgiven by the Company as of June 30, 2021.

The Company purchased two used vehicles from an entity owned by the CEO. The Company utilizes these vehicles to assist in servicing customer vehicles.

The Company converted 34 notes payable with outstanding carrying value of $18.9 million from related parties into 19,664,000 preferred shares as described above in Note 6, Redeemable Convertible Preferred Stock. These related parties consisted of the CEO, COO, board members, board advisors, and various trusts whose beneficiaries are relatives of the CEO.

The Company utilized employees from an entity owned by the CEO in conducting repairs and maintenance at their new headquarters. Amounts charged for these services were at the employees’ current salary rates including benefits and totaled $74,000 through June 30, 2021.

Note 12. Income Taxes

As a C-Corporation, the Company is subject to federal and state income taxes in the state of California. The Company’s income tax expense, deferred tax assets and liabilities, and liabilities for unrecognized tax benefits reflect management’s best estimate of current and future taxes to be paid. Significant judgments and estimates are required in the determination of the consolidated income tax expense.

Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in the future. In evaluating its ability to recover its deferred tax assets in the jurisdiction from which they arise, The Company considers all available positive and negative evidence in evaluating its ability to recover its deferred tax assets in the jurisdiction in which they arise. These include scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies, and results of recent operations. In projecting future taxable income, the Company begins with historical results adjusted for the results of discontinued operations and incorporates assumptions about the amount of future state and federal pretax operating income adjusted for items that do not have tax consequences. The assumptions about future taxable income require the use of significant judgment and are consistent with the plans and estimates the Company is using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, the Company will consider the last two years and interim period of operating income (loss).

Xos, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

As of June 30, 2021, the Company has federal and state income tax net operating loss (NOL) carryforwards of $47.1 million, some of which will expire over the next twenty years beginning in the year 2038.

The Company believes that it is more likely than not that the benefit from NOL carryforwards will not be realized. In recognition of this risk, the Company has provided a full valuation allowance of $13.8 million on the remaining deferred tax assets, primarily related to these NOL carryforwards. If assumptions change and the Company determines that it will be able to realize these NOLs, the tax benefits related to any reversal of valuation allowance will be adjusted in the same period.

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in multiple jurisdictions across its global operations. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

The Company (1) records unrecognized tax benefits as liabilities in accordance with ASC 740 and (2) adjust these liabilities when its judgment changes as a result of the evaluation of new information not previously available. As of June 30, 2021 and December 31, 2020, the Company had not recorded any liabilities related to income tax uncertainties.

Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from its current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.

Note 13. Subsequent Events

The Company evaluated all events or transactions that occurred through August 26, 2021, the date the consolidated financial statements were available to be issued.

On July 30, 2021, the Form S-4 filed in relation to the planned merger with NextGen has been declared effective by the Securities and Exchange Commission.

On August 20, 2021, the Company and NextGen consummated the closing of the transactions contemplated by the BCA (see Note 1).